Supplement No. 5 dated May 1, 2001 to prospectus dated January 11, 2000

        The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from April 30, 2001 to October 31, 2001.